Exhibit 99.01

Company Contact:	Investor Relations:
Richard Garr, President (301) 366-4960	Investor@neuralstem.com

Media Contact:
Planet Communications
Deanne Eagle (917) 837-5866

NEURALSTEM COMPLETES $5.25 MILLION FINANCING

RECEIVED NYSE AMEX NOTICE OF COMPLIANCE

ROCKVILLE, Maryland, Feb. 18, 2010 -- Neuralstem, Inc. (NYSE AMEX:CUR) announced today that it has raised a total of $5,228,000 since the beginning of the year, comprised of a previously disclosed $1.5 million private placement of 646,551 common shares at $2.32, priced at a 30 percent premium over the market on the closing, and approximately $3.7 million from warrant exercises.

Neuralstem also is pleased to announce that it received notice from the NYSE Amex that the Company is now in compliance with its listing requirements.

"These funds will help to support the development of our stem cell technology, including our ongoing clinical trial at Emory University,” stated Richard Garr, President and CEO of Neuralstem. “We are also pleased that the NYSE Amex has recognized the improvement in Neuralstem’s financial position. "

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown that Neuralstem’s cells extended the life of rats with ALS (as reported in the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia (as reported in NEUROSCIENCE, June 29, 2007, in collaboration with researchers at University of California San Diego).

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX  240-453-6208

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly report on form 10-Q for the period ended September 30, 2009.

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